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                                                                     EXHIBIT 5.1


                                August 26, 1999



Board of Directors of
MCI WORLDCOM, Inc.
500 Clinton Center Drive
Clinton, Mississippi 39056

Ladies and Gentlemen:

     I am General Counsel -- Corporate Development of MCI WORLDCOM, Inc., a Georgia corporation (the "Company"), and am familiar with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of SkyTel Communications, Inc., a Delaware corporation ("SkyTel"), with and into a wholly-owned subsidiary of the Company ("Merger Sub"), and to the registration under the Securities Act of (A)(i) a maximum of 19,034,902 shares of the common stock, par value $.01 per share (the "MCI WorldCom Common Stock"), and associated preferred stock purchase rights of the Company and (ii) 3,750,000 shares of Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share ("MCI WorldCom Preferred Stock"), of the Company which are issuable, or to be reserved for issuance, in the Merger, including 1,157,500 shares of MCI WorldCom Common Stock and associated preferred stock purchase rights issuable in respect of SkyTel common stock issuable upon conversion of SkyTel preferred stock and 988,185 shares of MCI WorldCom Common Stock and associated preferred stock purchase rights issuable in respect of SkyTel common stock issuable upon exercise of SkyTel employee stock options or pursuant to SkyTel employee benefit plans; and (B) $187,500,000 principal amount of 4.5% Convertible Subordinated Debentures due 2003 (the "Debentures") issuable upon exchange of the MCI WorldCom Preferred Stock, including such indeterminate number shares of MCI WorldCom Common Stock and associated preferred stock purchase rights issuable upon conversion of the MCI WorldCom Preferred Stock or the Debentures to be issued pursuant to the Merger to the holders of the common and preferred stock of SkyTel.

     In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the proxy statement/prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

     Based upon the foregoing, in reliance thereon and subject to the exceptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

     1. The Company is a corporation validly existing under the laws of the State of Georgia.

     2. When the conditions to consummation of transactions contemplated by the Agreement and Plan of Merger, dated as of May 28, 1999, by and among the Company, SkyTel and Merger Sub (the "Merger Agreement") shall have been satisfied or waived and the shares of MCI WorldCom Common Stock and MCI WorldCom Preferred Stock to be issued in connection with the Merger shall have been issued in accordance with the terms of the Merger Agreement, then:
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     (a)  the shares of MCI WorldCom Common Stock and MCI WorldCom Preferred
          Stock issuable in the Merger will be validly issued, fully paid and non-assessable;

     (b) the shares of MCI WorldCom Common Stock issuable upon conversion of the MCI WorldCom Preferred Stock or the Debentures have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable; and

     (c) the Debentures issuable upon exchange of the MCI WorldCom Preferred Stock, when executed, authenticated and delivered will be valid and binding obligations of the Company enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Merger Agreement provides that it shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and that the form of the Debentures and the related form of indenture provide that they shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. In rendering the opinions expressed herein I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Merger Agreement, the Debentures or the related indenture would apply. This opinion has not been prepared by an attorney admitted to practice in Delaware, Georgia or New York.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities referred to herein In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ P. Bruce Borghardt
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                                        P. Bruce Borghardt
                                        General Counsel -- Corporate Development